Exhibit 10.5



                       OFFICER SPECIAL SEVERANCE AGREEMENT
                       -----------------------------------


         This Officer Special Severance Agreement (this "Agreement"), made effective on December 17, 2008 (the "Effective Date"), between Rogers Corporation, a Massachusetts corporation, (herein referred to as the "Company") and Michael L. Cooper (the "Officer"). The Company and the Officer are collectively referred to herein as the "Parties" and individually referred to as a "Party."

                                 WITNESSETH THAT
                                 ---------------

            WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to the Officer as one of the elected corporate officers who is responsible for the policy-making functions of the Company and the overall viability of the Company's business; and

            WHEREAS, the Board recognizes that the possibility of a change in ownership and control of the Company is unsettling to the Officer and wishes to make arrangements at this time to ensure the Officer's continuing dedication to his or her duties to the Company and its shareholders notwithstanding the occurrence of any attempt by outside parties to gain control of the Company; and

            WHEREAS, the Board believes it important, should the Company receive proposals from such outside parties, to enable the Officer, without being distracted by the uncertainties of the Officer's own employment situation, in addition to the Officer's regular duties, to participate in the assessment of such proposals and provision of advice to the Board as to the best interests of the Company and its shareholders and to take such other action as the Board determines to be appropriate; and

            WHEREAS, the Board also wishes to demonstrate to the Officer that the Company is concerned for the Officer's welfare and intends to ensure that he or she as a loyal officer is treated fairly.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Purpose. The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control (as defined in Paragraph 2 below) may terminate employment or become distracted. Accordingly, the Board has determined to extend this Agreement to minimize the distraction the Officer may suffer from the possibility of a Change in Control.

2. Change in Control. The term "Change in Control" for purposes of this Agreement shall mean the earliest to occur of the following events during the Term (as defined in Paragraph 3(d) below):

         (a) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,

         (b) closing of the sale of all of the Company's common stock to an unrelated person or entity,

         (c) there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this Paragraph 2(c), the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.

3. Term.

         (a) The term of this Agreement shall be the period beginning on the Effective Date and ending on January 1, 2012; provided, however, that:

                  (i) the term of this Agreement shall be automatically extended thereafter for successive three year periods unless, at least ninety (90) days prior to January 1, 2011 or twelve months prior to the then current succeeding three-year extended term of this Agreement, either Party has notified the other Party that the term hereunder shall expire at the end of the then-current term; and

                  (ii) if a Change in Control occurs prior to the scheduled expiration of the term of this Agreement as described above, the term of this Agreement shall automatically be extended until the second anniversary of such Change in Control (the "Protection Period").

         (b) If no Change in Control occurs prior to expiration of the Term or if the Officer Separates from Service (as defined in Paragraph 4(a) below) before a Change in Control, this Agreement shall automatically terminate without any further action; provided, however, that Paragraph 13 (regarding arbitration) shall continue to apply to the extent the Officer disputes the termination of this Agreement.

         (c) The obligations of the Company and the Officer under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

          (d) The initial term of this Agreement, as it may be extended or terminated under this Paragraph 3, is herein referred to as the "Term."

4. Severance Benefits. If, during the Protection Period (as defined in Paragraph 3(a)(ii) above), the Officer "Separates from Service" (as defined below) due to termination of employment by the Company and its subsidiaries without "Cause" (as defined in Paragraph 5(a)) or by the Officer due to "Constructive Termination" (as defined in Paragraph 5(b)) (each, a "Qualifying Termination"), the Officer shall be entitled to the severance benefits set forth in this Paragraph 4. The term "Separation from Service" or "Separates from Service" for purposes of this Agreement shall mean a "separation from service" within the meaning of Section 409A of the Code. The Officer shall not be entitled to severance benefits upon any other Separation from Service, including due to the Officer's death or Disability (as defined in Paragraph 5(c)). The payments and benefits provided for under this Paragraph 4 shall be in lieu of (or offset by) any other severance benefits or other benefits in exchange for a non-competition agreement to which the Officer may have been entitled under any other plan, program or policy of the Company (or subsidiary) or agreement covering the Officer. Payment of the severance benefits set forth below shall be subject to the Officer's timely execution of a release that is not revoked as provided in Paragraph 6 below and the Officer entering into the "Non-Compete Agreement" (as defined and provided in Paragraph 7 below).

         (a) Salary and Bonus Amount. The Company will pay to the Officer thirty days after a Qualifying Termination a lump sum cash amount equal to the product obtained by multiplying (i) the sum of (A) salary at the annualized rate which was being paid by the Company and/or subsidiaries to the Officer immediately prior to the time of such termination or, if greater, at the time of the Change in Control plus (B) the annual target bonus and/or any other annual cash bonus awards last determined for the Officer or, if greater, most recently paid prior to the Change in Control, by one and one-quarter (1.25).

         (b) Pro-Rata Bonus. The Officer shall be entitled to receive a lump sum cash amount equal to the Officer's target annual bonus for the year in which Separation from Service occurs, pro-rated based on the number of days the Officer was employed during such year. The pro-rata bonus will be paid at the same time as the Salary and Bonus Amount in Paragraph 4(a) above.

         (c) Welfare Benefits. The Officer shall be entitled for a period of fifteen (15) consecutive months following the month in which a Qualifying Termination occurs to receive medical, dental and life insurance benefits that are similar in all material respects as those benefits provided under the
                  Company's employee benefit plans, policies and programs to senior executives of Company who have not terminated their employment (collectively, such benefits are referred to hereinafter as the "Welfare Benefits"), at no greater monthly cost to the Officer than the cost paid by such senior executives. If the Company cannot provide such benefits under its employee benefit plans, policies and programs the Company either shall provide such benefits to the Officer outside such plans, policies and programs at no additional expense or tax liability to the Officer or shall reimburse the Officer for the Officer's cost to purchase such benefits and for any tax liability for any such reimbursement. The continuation period for medical and dental benefits Section 4980B of the Code (COBRA) shall commence at the end the Officer's Severance Period. Benefits otherwise receivable by the Officer pursuant to this Paragraph 4(d) shall be reduced to the extent comparable benefits are actually received by or made available to the Officer (other than benefits available at the Officer's sole expense pursuant to COBRA) during the fifteen (15) month continuation period provided in this Paragraph 4(d) (and any such benefits actually received or made available to the Officer shall be reported to the Company by the Officer).

                  To the extent the continuation of the Welfare Benefits under this Paragraph 4(d) is, or ever becomes, taxable to the Officer and to the extent the Welfare Benefits continue beyond the period in which the Officer would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under COBRA if the Officer elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. ss. 1.409A-3(i)(1)(iv):

                  (i) the Officer's eligibility for Welfare Benefits in one year will not affect the Officer's eligibility for Welfare Benefits in any other year (disregarding any limit on the amount of Welfare Benefits that may be reimbursed during such continuation period);

                  (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

                  (iii) the Officer's right to Welfare Benefits is not subject to liquidation or exchange for another benefit.

         (d) Company Car Amount. If the Officer, as of the Qualifying Termination, either was receiving a monthly car allowance or had a company-leased car, any such car allowance will be discontinued as of the date of termination of employment and any such company-leased car must be returned to the Company within thirty (30) days after the date of termination of employment. No cash payment shall be made due to termination of the company car amount.

         (e) Outplacement Services. In the event of a Qualifying Termination, the Company shall provide to the Officer executive outplacement services provided on a one-to-one basis by a senior counselor of a firm nationally recognized as a reputable national provider of such services for up to six months, plus evaluation testing, at a location mutually agreeable to the Parties.

         (f) Equity Awards. The vesting of the Officer's Equity Awards shall be governed by this Section 4(g). The term "Equity Award" shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company's common stock.

                  (i) The vesting of the Officer's Equity Awards granted on or after January 1, 2009 that vest solely on the basis of continued employment with the Company or any of its subsidiaries or affiliates shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue the Officer's Equity Awards or to substitute similar Equity Awards for those outstanding immediately prior to the Change in Control. If such Officer's Equity Awards are so continued, assumed or substituted and at any time after the Change in Control the Officer incurs a Qualifying Termination, then the vesting and exercisability of all such unvested Equity Awards held by the Officer shall be accelerated in full and any reacquisition rights held by the Company with respect to an Equity Award shall lapse in full, in each case, upon such termination.

                  (ii) The vesting of the Officer's Equity Awards that vest, in whole or in part, based upon achieving Performance Criteria shall be accelerated on a pro rata basis by reason of a Change in Control. The pro rata vesting amount shall be determined in good faith by the Compensation and Organization Committee based upon
                           (A) the extent to which the Performance Criteria for any such award has been achieved after evaluating actual performance from the start of the performance period until the date of the Change in Control and equitably adjusting performance targets for the shortened period during which the Performance Criteria could be achieved, and (B) the number of days the Officer was employed during the award's performance period as of the date of the Change in Control.

                  (iii) For purposes of this Section 4(g), "Performance Criteria" means any business criteria that apply to the Officer, a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing.

                  (iv) Enforcement of the terms of this Paragraph 4(g) shall survive termination of this Agreement.

                  Equity Awards granted before January 1, 2009 that vest solely on the basis of continued employment with the Company or any of its subsidiaries or affiliates shall be accelerated in full by reason of a Change in Control, regardless of whether the Executive becomes eligible for severance benefits under this
                  Section 4.

         (g) Limitation on Amounts. Notwithstanding any provision of this Agreement to the contrary, if it is determined that part or all of the compensation and benefits payable to the Officer (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 4(h) would constitute "parachute payments" under Section 280G of the Code, and the payment thereof would cause the Officer to incur the 20% excise tax under Section 4999 of the Code (or its successor), the following provisions shall apply:

                  (i) The amounts otherwise payable to or for the benefit of the Officer pursuant to this Agreement (or otherwise) that, but for this Paragraph 4(h) would be "parachute payments," (referred to below as the "Total Payments") shall be reduced to an amount equal to three times the "base amount" (as defined under Section 280G) less $1,000 in a manner that maximizes the net after-tax amount payable to the Officer, as reasonably determined by the Consultant (as defined below).

                  (ii) All determinations under this Paragraph 4(h) shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the "Consultant") that is acceptable to the Officer on the basis of "substantial authority" (within the meaning of Section 6662 of the Code). The Consultant's fee shall be paid by the Company. The Consultant shall provide a report to the Officer that may be used by the Officer to file the Officer's federal tax returns.

                  (iii) It is possible that payments will be made by the Company which should not have been made (each, an
                           "Overpayment")  due to the uncertain  application  of
                           Section 280G of the Code at the time of a determination hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Officer to the Company together with interest at the prime rate of interest in effect on the date of such Overpayment; provided, however, that no amount shall be payable by the Officer to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.

By accepting severance benefits under this Paragraph 4, the Officer waives the Officer's right, if any, to have any payment made under this Paragraph 4 taken into account to increase the benefits otherwise payable to, or on behalf of, the Officer under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company (e.g., there will be no increase in the Officer's qualified pension benefit or life insurance because of severance benefits received hereunder).

5. Definitions of "Cause," "Constructive Termination," and "Disability".

         (a) For purposes of this Agreement, "Cause" means (i) the Officer's conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that the Officer has (A) willfully and continuously failed to perform substantially the Officer's duties (other than any such failure resulting from the Officer's Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Officer by the Board that specifically identifies the manner in which the Board believes that the Officer has not substantially performed the Officer's duties,
                  (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, or (C) willfully violated a material requirement of the Company's code of conduct or the Officer's fiduciary duty to the Company, including the covenant not to compete under Paragraph 7 below. No act or failure to act on the part of the Officer shall be considered "willful" unless it is done, or omitted to be done, by the Officer in bad faith and without reasonable belief that the Officer's action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. In order to terminate the Officer's employment for Cause, the Company shall be required to provide the Officer a reasonable opportunity to be heard (with counsel) before the Board, which shall include at least ten (10) business days of advance written notice to the Officer. Further, the Officer's attempt to secure employment with another employer that does not breach the non-competition covenants set froth in Paragraph 7 below shall not constitute an event of "Cause".

         (b) For purposes of this Agreement, "Constructive Termination" means, without the express written consent of the Officer, the occurrence of any of the following during the Protection Period (as defined in Paragraph 3(a)(ii) above):

                  (i) a material reduction in the Officer's annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, and/or a material failure to provide the Executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change of Control or as the same may be increased from time to time,

                  (ii) a material diminution in the Officer's authority, duties, or responsibilities as in effect at the time of the Change in Control;

                  (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Officer is required to report (it being understood that if the Officer reports to the Board, a requirement that the Officer report to any individual or body other than the Board will constitute "Constructive Termination" hereunder);

                  (iv) a material diminution in the budget over which the Officer retains authority;

                  (v) the Company's requiring the Officer to be based anywhere outside a fifty mile radius of the Company's offices at which the Officer is based as of immediately prior to a Change of Control (or any subsequent location at which the Officer has previously consented to be based) except for required travel on the Company's business to an extent that is not substantially greater than the Officer's business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

                  (vi) any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

                  In no event shall the Officer be entitled to terminate employment with the Company on account of "Constructive Termination" unless the Officer provides notice of the existence of the purported condition that constitutes "Constructive Termination" within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

         (c) For purposes of this Agreement, "Disability" means the Officer's inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his duties hereunder.

6. Release. The Officer agrees that the Company will have no obligations to the Officer under Paragraph 4 above until the Officer executes a release in substantially the form which is attached as Exhibit A to this Agreement and, further, will have no further obligations to the Officer under Paragraph 4 if the Officer revokes such release. The Officer shall have 21 days after Separation from Service to consider whether or not to sign the release. If the Officer fails to return an executed release to the Company's Vice President of Human Resources within such 21 day period, or the Officer subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 4 of this Agreement.

7. Non-Compete Agreement. By signing this Agreement, the Officer specifically acknowledges that the Severance Benefits payable under Paragraph 4 are expressly conditioned upon the Officer entering into the Non-Compete Agreement in substantially the same form as attached as Exhibit B to this Agreement ("Non-Compete Agreement"). The Officer agrees that it is the intention of the parties that the Severance Benefits provided to Officer under Paragraph 4 of this Agreement are conditioned upon strict compliance with the Non-Compete Agreement by the Officer. If the Officer breaches (or threatens to breach) any obligations under the Non-Compete Agreement, then, in addition to any other legal or equitable remedies that may be available to the Company, its subsidiaries or affiliates, under the Non-Compete Agreement or otherwise:

         (a) the Officer shall forthwith repay to the Company a percentage of the total lump sum amount paid by the Company to the Officer under Paragraph 4(a), 4(b) and 4(c) equal to X/12, where X equals 18 less the number of months from Separation from Service to the date of the Officer's breach (or threatened breach) of the Non-Compete Agreement;

         (b) the Officer shall not be entitled to receive any further Welfare Benefits at the Company's expense as provided for Paragraph 4(d) or reimbursement or other payment of outplacement assistance under Paragraph 4(f); and

         (c) all unvested Equity Awards shall forthwith be cancelled and terminated, notwithstanding the provisions of any agreements to the contrary.

         The Officer agrees that should all or any part or application of the Non-Compete Agreement be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Officer and the Company (and/or its subsidiaries), the Company nevertheless shall be entitled to take the actions described in Paragraph 7(a), (b) and (c) above, if the Officer breaches or threatens to breach any of the obligations set forth in the Non-Compete Agreement. The provisions of this Paragraph 7 shall survive termination of this Agreement. The parties agrees that any prior written agreement, arrangement or understanding between the Officer and the Company, its subsidiaries or affiliates relating to the Officer's post-employment obligations, including any covenant not to compete, shall not apply to any employment termination on and after a Change in Control, and the Company, its subsidiaries and affiliates shall have no payment obligations under any such agreement, arrangement or understanding.

8. No Interference with Other Vested Benefits. Regardless of the circumstances under which the Officer may terminate from employment, the Officer shall have a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Officer had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Officer's employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service pay the Officer any earned but unpaid base salary and bonus, shall promptly pay the Officer for any earned but untaken vacation and shall promptly reimburse the Officer for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company's expense reimbursement policy as in effect for senior executives immediately before the Officer's employment termination.

9. Consolidation or Merger. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, "acquiring entity") unless the Officer voluntarily elects not to become an employee of the acquiring entity as determined in good faith by the Officer. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the acquiring entity that shall provide that such acquiring entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company's failure to comply with this provision shall not adversely affect any right of the Officer hereunder. This Paragraph 9 will apply in the event of any subsequent merger or consolidation or transfer of assets.

         In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Officer's right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

         In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

10. No Mitigation. The Company agrees that the Officer is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Officer by the Company under Paragraph 4 of this Agreement. Further, except as expressly provided in Paragraph 4(d), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Officer to the Company, or otherwise.

11. Payments. All payments provided for in this Agreement shall be paid in cash in United States funds from the general funds of the Company and its subsidiaries drawn on the United States location of a bank and paid in bank or cashier's check. The Company shall not be required to establish a special or separate fund or other segregation of assets to ensure such payments.

12.      Tax Withholding; Section 409A.

         (a) All payments made by the Company to the Officer or the Officer's dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

         (b) The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Officer for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

13.      Arbitration.

         (a)      The  Parties  shall  submit any  disputes  arising  under this
                  Agreement to an arbitration panel conducting a binding arbitration in Rogers, Connecticut or at such other location as may be agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the "Rules"), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that nothing herein shall impair the Company's right to seek equitable relief for any breach or threatened breach under Paragraph 7 of this Agreement. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitration panel.

         (b) The Parties agree that the arbitration panel shall consist of one (1) person mutually acceptable to the Company and the Officer, PROVIDED that if the Parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association in Hartford County in the State of Connecticut. Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law.

         (c) If either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.

         (d) All of Officer's reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by the Company promptly on written demand from the Officer, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees; provided, however, the Company shall pay no more than $50,000 per year in attorneys' fees unless a higher figure is awarded in the arbitration, in which event the Company shall pay the figure awarded in the arbitration.

         (e) Reimbursement of reasonable costs and expenses under Paragraph 13(d) shall be administered consistent with the following additional requirements as set forth in Treas. Reg. ss. 1.409A-3(i)(1)(iv): (1) the Officer's eligibility for benefits in one year will not affect the Officer's eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) the Officer's right to benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, reimbursement for benefits under this Paragraph 13 shall commence no earlier than six months and a day after the Officer's Separation from Service.

         (f) The Officer acknowledges and expressly agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Officer or the Company may be parties arising out of or pertaining to this Agreement.

14. Assignment; Payment on Death.

         (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Officer, the Officer's executors, administrators, legal representatives and assigns and the Company and its successors.

         (b) In the event that the Officer becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Officer hereunder and not yet paid to the Officer at the time of the Officer's death shall be paid to the Officer's beneficiary. No right or interest to or in any payments shall be assignable by the Officer; provided, however, that this provision shall not preclude the Officer from designating one or more beneficiaries to receive any amount that may be payable after the Officer's death and shall not preclude the legal representatives of the Officer's estate from assigning any right hereunder to the person or persons entitled thereto under the Officer's will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Officer's estate. The term "beneficiary" as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Officer to receive such amount or, if no such beneficiary is in existence at the time of the Officer's death, the legal representative of the Officer's estate.

         (c) No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

15. Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

16. Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party. By signing this Agreement, the Officer releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements.

17. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or
         (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Officer: at the address (or to the facsimile number) shown on the records of the Company.

                  If to the Company:
                  Vice President of Human Resources
                  Rogers Corporation
                  One Technology Drive
                  PO Box 188
                  Rogers, CT 06263
         or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

19. Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

20. Not an Employment Contract. This Agreement is not an employment contract and shall not give the Officer the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Officer's employment with or without cause at any time.

21. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

20. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Officer has signed this Agreement.



                                             ROGERS CORPORATION


Date:    December 17, 2008                   By:  /s/ Robert D. Wachob
         -----------------                        -----------------------
                                                    Robert D. Wachob
                                                    Its:   President and CEO


Date:    December 16, 2008                   OFFICER
         -----------------


                                             /s/ M. L. Cooper
                                             ------------------

                                    EXHIBIT A

                    GENERAL RELEASE AND SETTLEMENT AGREEMENT



This General Release and Settlement Agreement (hereinafter "Agreement") is made as of the "Effective Date" (as defined in Section 6(f) below) by and between [___full name________] (hereinafter "[________]") and ROGERS CORPORATION (hereinafter "Rogers"). The purpose of this Agreement is to fully and finally dispose of all issues regarding [________]'s employment and separation from employment with Rogers under the Officer Special Severance Agreement as described below.

1. The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues between [________] and Rogers and for the mutual promises contained herein. Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of [________]'s years of valuable service.

2. [________] is voluntarily entering into this Agreement of his/her own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees. [________] was advised of his/her right to be represented by his/her own legal counsel regarding this matter. [________] understands that he/she may take as long as twenty-one (21) days to consider this Agreement before signing it. [________]'s execution of this Agreement before the expiration of that period will constitute his/her representation and warranty that he/she has decided that he/she does not need any additional time to decide whether to execute it.

3. This Agreement constitutes the complete understanding between the parties. Its purpose is to resolve any and all disputes or potential disputes without any party incurring additional time and expense. All agree that full settlement would best serve all interests.

4. [________] represents and warrants that he/she has the authority to enter into this Agreement, and that he/she has not assigned any claims being released under this Agreement to any person or entity.

5. Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contact or in tort.

6. By accepting the terms of this Agreement, [________], for himself, his/her heirs, executors and administrators, releases and forever discharges the Released Parties of and from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law, including, but not limited to, the Family and Medical Leave Act under Federal and State laws, discrimination or retaliation claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621 et seq. (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. ss. 46 (a)
- 51 et seq., any and all claims for violation of any public policy having any bearing whatsoever on the terms or conditions of [________]'s employment or cessation of employment by Rogers; all claims for relief or other benefits under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims against the Released Parties, whether in contract, expressed or implied, or in tort, including, but not limited to, breach of covenant of good faith and fair dealing, breach of contract - expressed or implied, defamation, slander, the tortious or wrongful discharge from employment, claims for outplacement services, the intentional or negligent infliction of emotional or mental distress, claims of inducement, promissory estoppel, collateral estoppel, fraud, misrepresentation - negligent or intentional, and including any claims for attorneys' fees or costs. This is a good and final release of all claims of every nature and kind whatsoever, and, by this Agreement, [________] releases the Released Parties from all claims that are known and unknown, suspected and unsuspected, arising out of his/her employment and separation from employment with Rogers, except for claims for unemployment or workers' compensation, unpaid wages and retirement benefits (e.g., 401(k) and pension benefits).

The term "Released Parties" used immediately above means Rogers, all of its related companies, subsidiaries and affiliates, their successors and assigns, and all of its and their present, former and future officers, representatives, agents or employees.

Rogers, on behalf of itself and all of its related companies, subsidiaries and affiliates, their successors and assigns releases [________], his/her heirs and assigns from any and all liability in manner of suits, claims, charges or demands whatsoever, whether in law or in equity, under federal, state and municipal constitutions, statutes, charters, regulations and common law with respect to all acts or omissions taken or not taken, as the case may be, by him/her in good faith in the reasonable belief such acts or omissions were in the best interest of Rogers and its shareholders.

[________] acknowledges that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his/her favor at the time of executing the release which, if known by him/her, may have materially affected his/her entering the release of claims. Being aware that such statutory protection may be available to him/her, [________] expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Agreement, known or unknown.

[________] acknowledges and understands that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. ss. 626(f). In accordance with that section, [________] specifically agrees that he/she is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, he/she acknowledges that he/she understands the following:

(a) he/she is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he/she signs this Agreement;

(b) he/she is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Section 12 of this Agreement, which is in addition to anything of value to which he/she is already entitled; (c) he/she is hereby advised to consult with an attorney before signing this Agreement;

(d) he/she has twenty-one (21) days within which to consider this Agreement, which will expire at 11:59 p.m. and must be postmarked or received in person by DATE;

(e) he/she understands that for a period of seven (7) days after his/her execution of this Agreement, he/she may revoke this Agreement after execution by notifying Rogers in writing. Such writing must be received by Rogers by 11:59 p.m. on the seventh consecutive day after his/her execution of this Release of Claims at the following address:

         Rogers Corporation
         Vice President of Human Resources
         PO Box 188
         Rogers, CT   06263-0188

(f) he/she understands that this Agreement will not become effective or enforceable unless and until he/she has not revoked it and the applicable revocation period set forth above has expired. The date on which the revocation period expires, if [________] does not first revoke it, is the Effective Date of this Agreement;

(g) he/she understands that nothing in this Agreement restricts his/her right to challenge the validity of the General Release of ADEA claims, to file a charge with the EEOC or to participate or cooperate in EEOC investigations or proceedings.

7. [________] agrees that by this Agreement, he/she is expressly waiving his/her right to bring or pursue any judicial action, any administrative agency or action, any contractual action, any statutory action or procedure or any action which he/she could have brought with respect to any matter arising from his/her employment with Rogers and separation therefrom with Rogers, provided, however, that this Agreement shall not preclude [________] from seeking unemployment compensation or workers' compensation benefits, nor shall it constitute a waiver with respect to any claims he/she may have for retirement benefits (e.g., 401(k) and pension benefits). [________] also agrees that by entering into this Agreement, he/she is waiving any right he/she may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of his/her employment.

8. [________] agrees to abide in full with the terms of his/her Officer Special Severance Agreement with Rogers, dated (________), which is specifically incorporated herein as terms of this Agreement.

9. [________] agrees to return promptly all Rogers' property in his/her possession including, but not limited to, credit cards, keys, company files and internal documents, and any office/computer equipment which has been available for his/her personal use.

10. This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.

11. [________] understands that regardless of whether he/she enters into this Agreement, he/she will be paid for all earned but unpaid wages as of his/her termination date, all accrued but unused vacation and will be classified under severance continuation status and receive ______ weeks of Basic Severance Pay and benefits as provided for in Section 6.7 of the Rogers Severance Policy ("Continuing Benefits") during the Basic Severance Pay Period.

12. In consideration of entering into this Agreement, following the Effective Date, Rogers will provide the Severance Benefits as set forth in the Officer Special Severance Agreement:

13. [________] has carefully read this Agreement and fully understands its contents and significance, and he/she acknowledges that he/she has not relied upon any representation or statement, written or oral, not set forth in this document. He/she fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to his/her employment with Rogers, and separation therefrom with Rogers.

14. [________] agrees not to disclose the contents of the provisions of this Agreement, its terms or conditions or the circumstances that resulted in or followed [________]'s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from his/her attorney, accountant or financial adviser. [________] and Rogers both agree not to make any statement, publicly or privately, written or verbal, to any third parties which may disparage or injure the goodwill, reputation and business standing of you or the Company. In the event of any violation of this provision, and the Agreement, either party may seek all appropriate legal and equitable relief. Nothing in this Section 14 is intended to impose restrictions on either party beyond those that are permitted by law.

15. This Agreement represents the complete understanding of the parties and no other promises, or agreements, shall be binding or shall modify this Agreement, unless in writing, signed by these parties.

16. [________] agrees that the terms of this Agreement shall be interpreted in accordance with the laws of the State of Connecticut.

17. If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.


                                   -----------------------------
                                         [----------]


                                   -----------------------------
                                            Date


                                   ROGERS CORPORATION


                                   By  __________________________

                                   Its Vice President, Human Resources

                                   -----------------------------
                                            Date

                                    EXHIBIT B

                              NON-COMPETE AGREEMENT






                              Non-Compete Agreement


This Agreement is made on ___________________________________(date), by and between Rogers Corporation (referred to as "Rogers") and me, __________________________________, an employee, on behalf of ourselves, our heirs, successors and assigns. As used hereinafter, "Rogers" means Rogers Corporation and all subsidiaries and other companies owned or controlled by it as well as any predecessor company, and any company or business acquired by Rogers. This Agreement replaces [in its entirety without any action by Rogers or me] any existing Agreement entered into by Rogers and me relating to the same subject matter.

Rogers requires that I complete and execute this Agreement. But for my execution of this Agreement, I would not be eligible for the provisions of my Change-In-Control Agreement signed by me on ________________.

Accordingly, Rogers and I agree as follows:

     1. I have had a full and complete opportunity to discuss, consider and understand each provision of this Agreement, and agree that the terms of this Agreement are fair and reasonable.

     2. I understand that Rogers invests substantial time, money and other resources training and developing its employees, and I agree that for a period of two (2) years following the termination of my employment for whatever reason, I will not solicit or recruit any of Rogers employees, whether directly or indirectly, to terminate their employment with Rogers.

     3. Rogers develops and manufactures specialty polymer composite materials and components mainly for the imaging, communications, computer and peripheral, consumer products and transportation markets. It has consistently allocated considerable resources towards research and development activities with respect to its products, and it has devoted a substantial amount of time and effort and incurred significant costs in developing and maintaining its customers. I acknowledge that: (a) Rogers products are highly specialized items which have lengthy developmental periods; (b) the identity and particular needs of Rogers customers are not generally known in the industry; (c) Rogers has a proprietary interest in the identity of its customers and customer lists; and (d) the documents and information regarding Rogers products, processes, inventions, research, development, formulae, manufacturing and testing methods, business plans, customer or supplier identification, product cost and profit information, and the specialized requirements of Rogers customers are highly confidential and are regarded as trade secrets, commonly referred to at Rogers as "Proprietary Information".

     4. During the term of employment by Rogers, there may have been imparted to me, Proprietary Information of a business or technical nature. I understand I may have had access to Proprietary Information owned by or on behalf of Rogers and/or used in the course of its business. I will not directly or indirectly disclose any such Proprietary Information to any person or entity other than Rogers; use any such Proprietary Information in any way other than as authorized herein; or assist any person or entity other than Rogers to secure any benefit from such Proprietary Information, without the written consent of the Chief Executive Officer of Rogers.

     5. All files, drawings, documents photographs, manuals, equipment, computer data or programs, electronic media, customer lists, other records and the like (and all copies thereof) which relate in any way to Rogers business (whether or not prepared, constructed, used or observed by me during my period of employment with Rogers) are and remain Rogers sole and exclusive property, and I agree to return said items (except for reprints or copies of published public information) to Rogers immediately upon the termination of my employment, and shall never deliver any such item (or any description thereof) to any person or entity, other than Rogers.

     6. All ideas, processes, discoveries, inventions, computer programs and software, improvements and suggestions, whether they be patentable or not, made, devised, conceived, developed or perfected by me alone or with any other person or persons during the term of employment by Rogers or within six (6) months thereafter, which are in any way reasonably related to the products, apparatus, components thereof, or modified for use, developed, under development or pertaining to the business (including research and development) of Rogers (otherwise referred to as "Developments"), will be the sole and exclusive property of Rogers, and I agree to sell, transfer, and assign to Rogers, its successors and assigns, my entire right, title and interest in and to all such Developments.

     7. In order to protect Rogers against disclosure of any such Proprietary Information, I agree, as further consideration for my Change-In-Control Agreement, that for a period of two years after termination of employment with Rogers (for whatever reason), I will not, without first obtaining written permission from the Chief Executive Officer of Rogers, engage in, render services, either as an employee, consultant or independent contractor, or become associated in any way, either directly or indirectly, in the research, development, manufacture, use or sale of any product which is the same as, similar to or is competitive with any product, development or research activity of Rogers with respect to which at any time during the two years preceding termination of employment with Rogers, or a company acquired by Rogers, my work has been directly or indirectly concerned, or with respect to which I have acquired knowledge of any Proprietary Information. Rogers will enforce the provisions of this non-compete paragraph only for certain technical, sales, marketing or management employees.

     8. Before I accept an offer to become associated with an organization which may have a product which may violate this agreement as described above, I agree to provide Rogers with the following information: the name of the company, division or product line, job duties and title. Upon receiving sufficient information to make a determination, Rogers may release me or enforce the terms of this agreement.
     9. If after conscientious and aggressive efforts, the provisions of this Agreement prevent me from obtaining employment at a rate of compensation at least equal to the annual rate of compensation at the end of my employment with Rogers, I may provide Rogers with a detailed written account of my efforts in any month to obtain employment which would not conflict with the provisions of this Agreement.

     10. Upon receipt of my monthly written account, Rogers will, within 30 days, either:

              a. pay me for that month 100% of the difference between my current compensation, if any, and my last regular rate of compensation at Rogers, less any severance or retirement income;
              or,

              b. notify me that Rogers has waived its rights under the
                 non-compete paragraphs of this Agreement.

     11. If, based on my written account, Rogers reasonably concludes that I have failed to seek employment conscientiously and aggressively, I understand that Rogers may, at its option, withhold payment for that month.

     12. Upon expiration of the two-year period after my termination with Rogers, or upon Rogers failure to notify me of their decision or make a monthly payment within 30 days after receipt of my monthly written account, the restrictions of the non-compete paragraphs shall no longer be in force.

     13. I acknowledge that I am free to enter into this Agreement without violating any obligations to any other person or company and that I will not make any unauthorized use of the Proprietary Information. I agree that following termination of my employment with Rogers, I will make the terms of this Agreement known to any subsequent employer if such employer is engaged in any business similar to or competitive with any product of Rogers.

     14. If any provision of this Agreement is found to be invalid or unenforceable, it shall not affect the remaining provisions of this Agreement. Further, a court shall have the authority to reform and rewrite the "invalid or unenforceable" provision, so it will be valid and enforceable.

     15. Any prior service that I have had with a company which is acquired by, merged with, or otherwise becomes affiliated with Rogers through joint venture or other corporate transaction will be deemed to be continuous employment by Rogers for all purposes of this Agreement.

     16. In the event that I am assigned by Rogers to work for any other company or organization which is a subsidiary or joint venture of or is otherwise affiliated with, Rogers or which is a successor company by way of acquisition, merger or other corporate transaction, such employment will be deemed to be continuous employment by Rogers for the purpose of this Agreement.

     17. Rogers failure to enforce the terms of another Agreement similar to this with another employee, shall not constitute a waiver of any term or provision in this Agreement.

     18. This Agreement shall be subject to the laws of the State of Connecticut and any dispute arising herein will be heard in the appropriate state or federal court, as applicable, within this jurisdiction.

     19. I acknowledge that full compliance with the terms of this Agreement is necessary to protect the business and goodwill of Rogers and that a breach of this Agreement will irreparably and continually harm Rogers, for which money damages may not be adequate. Consequently, I understand that, in the event I breach or threaten to breach any of these covenants, Rogers shall be entitled to both (a) a preliminary or permanent injunction in order to prevent the continuation of such harm and (b) money damages insofar as they can be determined. Nothing in this Agreement, however, will be construed to prohibit Rogers from also pursuing any other remedy, Rogers and I having agreed that all remedies are cumulative.

     20. No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Rogers and me.




-----------------------------       ------------------------      --------------
Employee signature                       Social Security #              Date




-----------------------------       ------------------------      --------------
Accepted for Rogers Corporation              Title                      Date